090301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Forex365, Inc. (the "Company")

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

The total number of shares of stock that the Corporation is authorized to issue is 210,000,000 shares, which are divided into two classes consisting of (i) 200,000,000 shares of common stock, par (See Attachment 1)

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

The total number of shares of stock that the Corporation is authorized to issue is 210,000,000 shares, which are divided into two classes consisting of (i) 200,000,000 shares of common stock, par (See Attachment 2)

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The Company hereby amends its Articles of Incorporation to effect a 1-for-64 reverse split with respect to the outstanding shares of the Company's common stock, par value $0.001. The number(See Attachment 3)

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Not applicable. In order to avoid the existence of fractional shares of common stock, if a stockholder would otherwise be entitled to receive a fractional share as a result of this 1-for-64 (See Attachment 4)

7. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer

President and Director

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Split
Revised: 3-6-09

Attachment 1

The total number of shares of stock that the Corporation is authorized to issue is 210,000,000 shares, which are divided into two classes consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), issuable in series as may be provided from time to time by resolution of the Board of Directors.

A. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined in Section B, below), the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The Common Stock does not have cumulative voting rights.

B. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by NGCL.

Attachment 2

The total number of shares of stock that the Corporation is authorized to issue is 210,000,000 shares, which are divided into two classes consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), issuable in series as may be provided from time to time by resolution of the Board of Directors.

A. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined in Section B, below), the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The Common Stock does not have cumulative voting rights.

B. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by NGCL.

Attachment 3

The Company hereby amends its Articles of Incorporation to effect a 1-for-64 reverse split with respect to the outstanding shares of the Company's common stock, par value $0.001. The number of authorized shares of the Company shall remain as set forth in #4 above.

Attachment 4

Not applicable. In order to avoid the existence of fractional shares of common stock, if a stockholder would otherwise be entitled to receive a fractional share as a result of this 1-for-64 reverse split with respect to the outstanding shares of the Company's common stock, par value $0.001, the number of shares will be rounded up to the next highest whole number.